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                        AMENDMENT TO EMPLOYMENT AGREEMENT


                  Amendment dated as of November 24, 1997 to Employment Agreement (the "Employment Agreement") dated as of June 1, 1988 between NOVAMETRIX MEDICAL SYSTEMS INC., a Delaware corporation (the "Company"), and WILLIAM J. LACOURCIERE (the "Employee").

                              W I T N E S S E T H:

                  WHEREAS, the Employee has been employed by the Company since 1978, has been President of the Company since 1986 and has been Chairman, President and Chief Executive Officer of the Company since 1991; and

                  WHEREAS, in view of his long service to the Company and in consideration of his continued service to the Company, the Company desires to provide the Employee with a retirement benefit on the terms hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises, the Company and the Employee hereby agree as follows:

                  A. Section 6 of the Employment Agreement is hereby amended by adding a new Section 6.8 at the end thereof which shall read as follows:

                  "6.8 Retirement. (a) The Employee may retire from the Company upon, or at any time subsequent to, his attaining age 65. In the event of retirement of the Employee as provided in this Section 6.8(a), whether during the term of this Agreement or at any time subsequent to the expiration or termination of this Agreement, the Company shall pay the Employee a Retirement Benefit in an amount (the "Normal Retirement Benefit") equal to three times the Employee's average annual cash compensation (salary and bonus) during the five (5) most recent taxable years of the Company ending prior to the date of retirement.



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                  (b) The Employee may also retire from the Company upon, or at any time subsequent to, his attaining age 62, and prior to his attaining age 65, upon six (6) months' prior notice to the Company. In the event of retirement of the Employee as provided in this Section 6.8(b), whether during the term of this Agreement or at any time subsequent to the expiration or termination of this Agreement, the Company shall pay the Employee a Retirement Benefit in an amount equal to the Applicable Percentage (as determined below) of three times the Employee's average annual cash compensation (salary and bonus) during the five (5) most recent taxable years of the Company ending prior to the date of retirement:


                                                  Applicable
   If Retirement Occurs                           Percentage
   --------------------                           ----------
Upon or after attaining age 62                       90.00%
but before attaining age 63

Upon or after attaining age 63                       93.33%
but before attaining age 64

Upon or after attaining age 64                       96.66%
but before attaining age 65



                  (c) The Retirement Benefit shall be payable in thirty-six (36) equal monthly installments commencing on the first day of the month following the month in which the date of retirement occurs and continuing thereafter on the first day of each succeeding month until paid in full. The Employee may elect to have the Retirement Benefit paid over a longer period than thirty-six (36) months (but not exceeding one hundred twenty (120) months), such election to be made by notice to the Company given not later than the date of retirement. If the Employee dies following commencement of payment of the Retirement Benefit but before payment of all installments of the Retirement Benefit, the remaining installments shall be paid by the Company to the Employee's spouse or, if she shall not be then living or if she dies before payment of all such installments, to the Employee's estate, until paid in full.

                  (d) In the event of the death of the Employee after the date hereof while employed by the Company and prior to commencement of payment of the Retirement Benefit, whether during the term of this Agreement or at any time subsequent to the expiration or termination of this Agreement, and




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         notwithstanding the provisions of Section 6.1 of this Agreement, the
         Company shall pay a Survivor's Retirement Benefit to the Employee's spouse or, if she shall not be then living, to the Employee's estate. The Survivor's Retirement Benefit shall be in the same amount as the Retirement Benefit which would have been payable to the Employee if he had retired on the date of his death, except that if the Employee dies prior to attaining age 62 the Survivor's Retirement Benefit shall be an amount determined as if the Employee had attained age 62 on the date of his death. The Survivor's Retirement Benefit shall be payable in thirty-six (36) equal monthly installments commencing on the first day of the month following the month in which the date of death of the Employee occurs and continuing thereafter on the first day of each succeeding month until paid in full. If the Employee's spouse dies before payment of all installments of the Survivor's Retirement Benefit, the remaining installments shall be paid by the Company to the Employee's spouse's estate, until paid in full.

                  (e) The obligation of the Company to pay the Retirement Benefit to the Employee, his spouse or his estate is an unfunded promise of the Company. Payment of the Retirement Benefit shall be made from the general assets of the Company. No person shall have or acquire any interest in any specific assets of the Company as a result of this Agreement. The rights of the Employee, his spouse and his estate under this Agreement shall be no greater than the rights of an unsecured general creditor of the Company.

                  (f) The Employee, his spouse and his estate shall not have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the Retirement Benefit payable hereunder. The Retirement Benefit shall not be subject to seizure by any creditor of the Employee, his spouse or his estate, by a proceeding at law or in equity. The Retirement Benefit is not transferable by operation of law in the event of the bankruptcy or insolvency of the Employee, his spouse or his estate. Any such attempted assignment or transfer shall be void."

                  B. Section 19 of the Employment Agreement is hereby amended by adding the following clause after the words "termination of this Agreement" and before the words "shall survive":




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         " . . . and under Section 6.8 of this Agreement in the event of retirement or death of the Employee subsequent to the expiration or termination of this Agreement, . . ."

                  C. The Employment Agreement as hereby amended continues in full force and effect.

                  D.       This Amendment may be executed in counterparts.

                                      * * *




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                  IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment.
                                        NOVAMETRIX MEDICAL SYSTEMS INC.



                                        By  /s/ Joseph A. Vincent
                                           -----------------------------
                                           Executive Vice President and
                                               Chief Operating Officer



                                            /s/ William J. Lacourciere
                                           -----------------------------
                                                 William J. Lacourciere



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